As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation or Organization)	25-1435979 (I.R.S. Employer Identification Number)
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Johnson
Senior Vice President and Chief Financial Officer
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Christi L. Davis, Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
(412) 288-3131
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate Date Of Commencement Of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed
	Registered	Offering Price	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	(1) (3)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $5.00 par value	1,800,000	$47.28	$85,104,000	$3,344.59

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Section 457(c) of the Securities Act, as amended. The proposed maximum offering price per share is based on $47.28, the average of the high and low sales prices per share of The PNC Financial Services Group, Inc. common stock as reported on The New York Stock Exchange on December 15, 2008. The proposed maximum aggregate offering price is based on the number of shares of common stock listed above and the proposed maximum offering price per share.

(3) This Registration Statement on Form S-3 registers 1,800,000 shares of common stock and makes other amendments to the Dividend Reinvestment and Stock Purchase Plan of The PNC Financial Services Group, Inc. The amount being registered does not include approximately 710,927 shares of common stock previously registered in connection with the Plan and as yet unsold under Registration Statement No. 333-136807 on Form S-3. These shares are being carried forward on this Registration Statement pursuant to Rule 429 under the Securities Act. We previously paid a fee of $5,398.63 for such shares.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,510,927 Shares of Common Stock

The Dividend Reinvestment and Stock Purchase Plan of The PNC Financial Services Group, Inc. (“PNC”) provides our shareholders with an attractive and convenient way to reinvest cash dividends in shares of our common stock and to buy additional shares of our common stock through voluntary cash purchases.

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) allows you to:

▪	reinvest all or part of your common and preferred stock cash dividends in shares of our common stock

▪	invest voluntary cash payments in shares of our common stock

▪	deposit shares of our stock in the Plan for safekeeping

▪	sell the shares you hold in the Plan.

This prospectus (the “Prospectus”) relates to shares of common stock purchased under the Plan after the date hereof. The price for such shares will be calculated pursuant to the terms of the Plan as described herein.

PNC common stock is listed on the New York Stock Exchange under the symbol “PNC. ” On December 18, 2008, the closing price of our common stock on the New York Stock Exchange was $44.46 per share.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency. Investing in our common stock involves risks. SEE “RISK FACTORS” ON PAGE 1 HEREOF.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 19, 2008.  This Prospectus supersedes each previous Plan Prospectus and Prospectus Supplement. It is suggested that this Prospectus be retained for future reference.

PAGE

RISK FACTORS	1
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATED DOCUMENTS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	3
THE PNC FINANCIAL SERVICES GROUP, INC	3
RECENT DEVELOPMENTS	4
THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN	5
USE OF PROCEEDS	13
LEGAL MATTERS	13
EXPERTS	13
EX-4.4
EX-5.1
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-24

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this Prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and updates in Part II, Item 1A of our Form 10-Q filings, which are incorporated by reference in this Prospectus. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement (“Registration Statement”) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, PNC may from time to time sell the shares of PNC common stock described in this Prospectus pursuant to the Dividend Reinvestment and Stock Purchase Plan, as described herein.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, registering the offer and sale of PNC common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan. This Prospectus constitutes part of the Registration Statement. The Registration Statement, including the exhibits and schedules attached to the Registration Statement and the information incorporated by reference contains additional relevant information about us and the securities not included in this Prospectus. The rules and regulations of the SEC allow us to omit from this Prospectus certain information included in the Registration Statement. In addition, PNC files annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy this information and the Registration Statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is www.sec.gov. Our common stock and certain series of our preferred stock are listed on the New York Stock Exchange. You also can inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATED DOCUMENTS

The SEC allows us to “incorporate by reference” into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated is considered part of this Prospectus, except for any information that is superseded by information that is included in this document or in a later filed document.

This Prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC, except for any portion thereof that is furnished to, but not filed with, the SEC:

▪	PNC’s Annual Report on Form 10-K for the year ended December 31, 2007;

▪	PNC’s Quarterly Reports on Form l0-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

▪	PNC’s Current Reports on Form 8-K (by date of earliest event reported and date filed): dated January 15, 2008 (filed January 22, 2008); dated January 31, 2008 (filed February 4, 2006); dated February 1, 2008 (filed February 4, 2008); dated February 13, 2008 (filed February 13, 2008); dated February 13, 2008 (filed February 20, 2008); dated February 14, 2008 (filed February 19, 2008); dated March 4, 2008 (filed March 10, 2008); dated April 18, 2008 (filed April 18, 2008); dated April 18, 2008 (filed April 22, 2008) (with respect to item 8.01); dated May 14, 2008 (filed May 16, 2008); dated May 21, 2008 (filed May 27, 2008); dated September 9, 2008 (filed September 9, 2008); dated September 9, 2008 (filed September 12, 2008); dated October 24, 2008 (filed October 24, 2008); dated October 24, 2008 (filed October 30, 2008); and dated December 2, 2008 (filed December 2, 2008);

▪	The description of PNC common stock set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act in September 1987, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date of this Prospectus and the termination of this offering. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (as to items filed and not merely furnished to the SEC), as well as Proxy Statements (other than information such as committee reports that the SEC allows us not to incorporate by reference). Information in any documents that we subsequently file with the SEC will automatically update and replace the information previously filed, and you should rely on the information contained in the document that was filed later. Any statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to be a part of this Prospectus. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.

PNC sold its J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard Lyons”) business on March 31, 2008. Prior to its sale, the results of Hilliard Lyons were included in the Retail Banking business segment in PNC’s consolidated financial statements. PNC’s consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 reflected the reclassification of results of Hilliard Lyons, including the first quarter 2008 gain on the sale of this business, from the Retail Banking business segment to “Other” for the periods presented. PNC has not restated the consolidated financial statements as of December 31, 2007 and for the year then ended and has not restated the unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 to reflect this change in accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, as it was impractical to do so.

You can obtain any of the documents incorporated by reference in this Prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in the document. You can obtain documents incorporated by reference by requesting them from us, either orally or in writing. Requests for such documents should be directed to: Computershare Investor Services, LLC, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via Computershare’s secure, online contact form available through Computershare Investor Centre at www.computershare.com/pnc under Contact Us, or by calling 1-800-982-7652. You can also obtain these documents on or through our website at www.pnc.com/financialinformation, and from the sources referenced above under “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Prospectus, in accompanying prospectus supplements, if any, and in the SEC filings incorporated by reference into this Prospectus regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the risks and uncertainties described in our most recent Form 10-K, Form 10-Qs and our other SEC filings incorporated by reference into this Prospectus (including, without limitation, under the heading “Cautionary Statement Regarding Forward-Looking Information” in such filings and in our Risk Factors and Risk Management sections in our Form 10-K and Form 10-Qs). Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this Prospectus and in our other filings with the SEC.

THE PNC FINANCIAL SERVICES GROUP, INC.

IN THIS PROSPECTUS, REFERENCES TO PNC, “WE” AND “US” REFER TO THE PNC FINANCIAL SERVICES GROUP, INC. AND, WHERE APPLICABLE, ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

PNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act. PNC was incorporated under Pennsylvania law in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographic presence, business mix and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.

PNC is one of the largest diversified financial services companies in the United States, based on assets, with businesses engaged in retail banking, corporate and institutional banking, asset management and global investment servicing. PNC provides many of our products and services nationally and others in our primary geographic markets located in Pennsylvania; New Jersey; Washington, DC; Maryland; Virginia; Ohio; Kentucky; and Delaware. We also provide certain investment servicing internationally. As of September 30, 2008, PNC had total consolidated assets of approximately $145.6 billion, total consolidated deposits of approximately $85.0 billion, and total consolidated shareholders’ equity of approximately $14.2 billion.

PNC is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. PNC’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. PNC’s subsidiaries may be party to credit or other agreements that also may restrict their ability to pay dividends. PNC currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect PNC’s ability to service its own debt. PNC must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require PNC to commit resources to its subsidiary banks when doing so is not otherwise in the interests of PNC or its shareholders or creditors.

PNC’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.

RECENT DEVELOPMENTS

Merger Agreement with National City

On October 24, 2008, we announced that we had entered into an Agreement and Plan of Merger, dated as of October 24, 2008 (the “Merger Agreement”), with National City. Under the Merger Agreement, National City will, subject to the terms and conditions of the Merger Agreement, merge with and into PNC (the “National City merger”), with PNC continuing as the surviving entity. Under the terms of the Merger Agreement, if the National City merger is completed, each share of National City common stock will be converted into 0.0392 of a share of our common stock, each share of preferred stock of National City will be exchanged for preferred stock issued by us having substantially identical terms and PNC will pay $384 million in cash to certain National City warrant holders. Consummation of the National City merger is subject to certain customary conditions, including, among others, approval of the shareholders of both PNC and National City, governmental filings and regulatory approvals, including expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, and material compliance by each party with its obligations under the Merger Agreement.

On October 24, 2008, we and National City, in connection with entering into the Merger Agreement, entered into a stock option agreement (the “Stock Option Agreement”) under which National City has granted to us an irrevocable option (the “Option”) to purchase, under certain circumstances, up to 19.9% of National City’s outstanding common shares at a price, subject to certain adjustments, of $2.75 per share.

On October 24, 2008, we filed with the SEC a Current Report on Form 8-K containing the press release announcing the National City merger. On October 30, 2008, we filed with the SEC a Current Report on Form 8-K containing a copy of the Merger Agreement and a copy of the Stock Option Agreement. On December 2, 2008, we filed with the SEC a Current Report on Form 8-K containing historical financial statements of National City and preliminary unaudited pro forma condensed combined financial information which give effect to the National City merger. Each of these Current Reports on Form 8-K contains additional information and is incorporated by reference into this prospectus supplement. Copies of the Current Reports on Form 8-K are available at the SEC’s website at www.sec.gov.

TARP Capital Purchase Program

The Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes the United States Department of the Treasury (the “Department of the Treasury”) to use appropriated funds to restore liquidity and stability to the U.S. financial system. On October 24, 2008, PNC announced that it plans to participate in the Department of the Treasury’s TARP Capital Purchase Program. We have received approval from the Department of the Treasury to issue to the Department of the Treasury $7.7 billion of preferred stock ($4.2 billion of which is to be issued upon completion of the National City merger) together with a related warrant to purchase approximately $1.1 billion of our common stock (calculated assuming the issuance of the $4.2 billion associated with the National City merger), subject to the standard terms and conditions of the TARP Capital Purchase Program. While as of the date of this prospectus supplement we have not entered into a definitive agreement with the Department of the Treasury, the terms of the transaction can be derived from the standard terms of the TARP Capital Purchase Program. The number of shares of our common stock issuable upon exercise of the warrant will be calculated based on a price per share equal to the average market price of our stock for the 20 trading days preceding approval of our issuance on October 23, 2008 (which will also be the exercise price of the warrant). We plan to issue the preferred stock and warrants no later than the closing date of the National City merger. The preferred stock to be issued to the Department of the Treasury pursuant to the program will pay cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. We will not be permitted to redeem the preferred stock during the first three years following the issuance except with the proceeds from a “qualified equity offering.” Three years after the issuance, we may, at our option, redeem the preferred stock at par value plus accrued and unpaid dividends. The preferred stock will have limited voting rights. During the first three years following the issuance date, unless we have redeemed all of the preferred stock or the Department of the Treasury has transferred all of the preferred stock to a party not affiliated with the Department of the Treasury, the consent of the Department of the Treasury will be required for us to increase our common stock dividend or repurchase our common stock or other capital stock or equity securities, other than repurchases in connection with benefit plans consistent with past practice and certain other circumstances as may be specified in the securities purchase agreement relating to the issuance. One consequence of participating in the TARP Capital Purchase Program is that we will be limited in the tax deductibility of compensation we pay to executive management. The number of shares of our common stock issuable upon exercise of the warrant will be reduced by 50% if we receive $7.7 billion of proceeds from qualified equity offerings on or prior to December 31, 2009. The warrant will provide for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price and will expire ten years from the issuance date. Both the preferred stock and the warrant will be accounted for as components of Tier 1 capital.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, are the provisions of PNC’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Those holders of our common stock and preferred stock who do not participate in the Plan will continue to receive cash dividends, if and when declared.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of PNC’s common stock, $5.00 par value (“Common Stock”), and record holders of Series A, B, C and D of PNC’s preferred stock, $1.00 par value (“Preferred Stock”), who participate in the Plan (“Participants”) with an attractive and convenient way to reinvest cash dividends in shares of Common Stock and to buy additional shares of Common Stock through voluntary cash purchases. Because the shares will be newly issued shares or treasury shares purchased directly from PNC and not on the open market, PNC will receive additional funds to be used for general corporate purposes (See “Use of Proceeds”). Each Participant should recognize that neither PNC nor the Plan Administrator (as defined in Question 3) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price.

Benefits

2.	What are the principal benefits of the Plan?

•	Conveniently acquire additional shares of Common Stock by reinvesting cash dividends and voluntary cash purchases (See Question 13)

•	Invest the full available amount of all cash dividends as the Plan provides for fractional interests in the shares held in the Plan (See Question 10)

•	Receive a statement of account detailing your transactions and accumulated share balance promptly following each transaction (See Question 17)

•	Sell shares directly through the Plan with transaction costs less than a typical full-service or discount broker (See Question 21)

Administration

3.	Who administers the Plan for Participants?

Computershare Trust Company, N.A. (“Plan Administrator”) administers the Plan as the agent for Participants, and in such capacity sends statements of account to Participants and performs other duties relating to the Plan (See Question 25). You may contact the Plan Administrator using the following options:

Telephone inquiries: 1-800-982-7652

Online inquiries:	via the secure, online contact form available through Computershare Investor Centre at www.computershare.com/pnc under Contact Us (please include your account number)

Written correspondence (please include your account number):

Computershare Investor Services
Dividend Reinvestment Department
P.O. Box 43078
Providence, RI 02940-3078

Participation

4.	Who is eligible to participate?

Record holders of PNC’s Common Stock and Preferred Stock may participate in the Plan with respect to all or any portion of their common or preferred shares. If your shares are held in someone else’s name, such as a broker or nominee, you may participate by having the record holder (i.e., the nominee) execute an Enrollment Form as described in Question 5. To facilitate participation in the Plan by all beneficial owners of Common Stock and Preferred Stock, the Plan Administrator may accept dividend reinvestment instructions up to the record date established for payment of a particular dividend.

All of the other Plan provisions apply to participation in the Plan by nominees. Without limiting the generality of this statement, voluntary cash purchases with respect to all shares of any record owner may not exceed $20,000 per month (See Question 15). To avoid such limitation with respect to a nominee, you may elect to have your shares transferred into your own name. In addition, voluntary cash purchases by a nominee must be received by the Plan Administrator within the period described in Question 15 in order to be invested on a particular Investment Date (as defined in Question 8).

5.	How does an eligible shareholder enroll in the Plan?

An eligible shareholder may join the Plan at any time by completing and signing an Enrollment Form and returning it to the Plan Administrator. Enrollment Forms may be obtained from the Plan Administrator via any of the methods listed in Question 3. In addition, Participants may enroll online through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at www.computershare.com/pnc.

Enrollment Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest that dividend.

6.	What dividend participation options are available under the Plan?

You must authorize dividend reinvestment with respect to at least one share of PNC stock to participate in the Plan. Beyond that requirement, record holders of Common Stock and Preferred Stock may elect the reinvestment of cash dividends as follows:

A. Full Dividend Reinvestment — Automatically reinvest cash dividends on all of your shares.

B. Partial Dividend Reinvestment — Automatically reinvest cash dividends on a portion of your shares and continue to receive cash dividends on the remaining shares. You may specify a number or percentage of your common or preferred shares for partial dividend reinvestment.

7.	How do you change your dividend reinvestment option under the Plan?

As a participant, you may change your dividend reinvestment option at any time. If you wish to change the number or percentage of shares of Common Stock and/or Preferred Stock subject to dividend reinvestment under the Plan, you may do so online through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at www.computershare.com/pnc, or notify the Plan Administrator by telephone or in writing as described in Question 3. Any such notification received after a dividend record date will not be effective for such record date, so cash dividends will be reinvested and the shares credited to your account according to prior instructions.

Purchases

8.	When will shares of Common Stock be purchased under the Plan?

Cash dividends will be used to purchase Common Stock on the date cash dividends are paid to shareholders of record. Voluntary cash purchases will be invested on the first business day of each month or the next dividend payment date, whichever comes first. Each date on which dividends are reinvested and/or cash purchases are invested is referred to as an “Investment Date.”

9.	At what price will shares of Common Stock be purchased under the Plan?

The price of shares of Common Stock purchased with reinvested cash dividends or voluntary cash payments will be the average of the closing prices of Common Stock in New York Stock Exchange composite transactions, as reported by Reuters or another authoritative source, for the two trading days immediately preceding an Investment Date.

10.	How many shares of Common Stock will be purchased?

The number of shares that will be purchased for you will depend on the amount of cash dividends to be reinvested and voluntary cash purchases (if any) in your Plan account and the applicable purchase price of the Common Stock (See Question 9). Your account will be credited with that number of shares, including any fractional interest computed to six decimal places, equal to the total amount to be invested less any applicable fees, divided by the applicable purchase price as described in Question 9.

11.	Will cash dividends on shares held in a Participant’s account be used to purchase additional shares under the Plan?

Cash dividends on the number or percentage of shares you specify upon enrollment will be reinvested in accordance with the Plan whether you hold physical certificates for those shares or such shares are held in book entry in your Plan account. If you have specified full dividend reinvestment for all of your common shares, all cash dividends on shares held in your Plan account as well as on common shares for which you hold certificates will be automatically reinvested in additional shares of Common Stock until you notify the Plan Administrator otherwise (See Question 7).

12.	Are there any expenses to Participants in connection with cash dividends used for purchases under the Plan?

No. You do not incur any transaction fees or other charges for using cash dividends to make purchases under the Plan. However, certain other services offered through the Plan may involve fees (See Questions 16 and 21).

Voluntary Cash Purchases

13.	Who is eligible to make voluntary cash purchases?

All record holders of Common Stock or Preferred Stock who elect to have cash dividends reinvested in accordance with the provisions of the Plan may also elect to make voluntary cash purchases.

14.	How does the voluntary cash purchase option work?

Participants may purchase additional shares of Common Stock by forwarding a check to the Plan Administrator with the Optional Cash Purchase form that will accompany each statement of your Plan account. Checks should be made payable to “Computershare,” include your account number and be payable in U.S. dollars.

You may also make voluntary cash purchases through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at

www.computershare.com/pnc by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.

Additionally, you may make automatic investments of a specified amount (up to $20,000 per calendar month) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at www.computershare.com/pnc, or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. A Direct Debit Authorization Form may be obtained by calling the Plan Administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on the 24th of each month, or the next business day if the 24th is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator.

Any voluntary cash purchase received by the Plan Administrator will be applied to the purchase of shares of Common Stock on the applicable Investment Date as described in Questions 8 and 15, depending on when the payment is received, at a price determined in accordance with the provisions of the Plan (See Questions 8 through 10). No interest will be paid on uninvested voluntary cash purchases. You may obtain the return of any voluntary cash payment if such request is received in writing by the Plan Administrator on or before the second business day prior to the Investment Date on which it is to be invested.

In the event that any Participant’s check for a cash purchase is returned unpaid for any reason, or an electronic funds transfer is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the Participant’s Plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such Participant’s Plan account. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.

15.	Are there limitations on voluntary cash purchases?

Voluntary cash payments to be applied to the purchase of shares on any given Investment Date must be received by the Plan Administrator no later than two business days prior to such Investment Date. Voluntary cash payments received after such time will be held without interest for investment on the succeeding Investment Date for voluntary cash purchases. Voluntary cash purchases may not be less than $50 per purchase and such purchases on behalf of any Participant may not aggregate more than $20,000 per month. PNC reserves the right in its sole discretion to determine whether voluntary cash purchases are made on behalf of a particular Participant.

16.	Are there any expenses to Participants in connection with voluntary cash purchases under the Plan?

The nominal fee charged by the Plan Administrator for voluntary cash purchases shall be passed on to the Participant. Current fees which are subject to change are $5.00 for purchases made by check or one-time online investment and $2.50 per monthly pre-authorized deduction from your checking or savings account.

Reports to Participants

17.	What kind of reports will be sent to Participants in the Plan?

A Dividend Reinvestment Plan statement will be mailed to each Participant as soon as practicable after each investment. These statements will provide a record of cost information and should be retained for tax purposes. Each Participant will also receive information for year-end income tax reporting purposes. If you have deposited other PNC shares with the Plan Administrator as discussed in Question 18, you will receive information with respect to such shares in your regular Dividend Reinvestment Plan statement.

Contribute Shares

18.	Can you contribute shares you already own to your Plan account?

Yes, you may deposit additional shares. If you hold paper stock certificates, forward the certificates to the Plan Administrator with the form located on the back of your Dividend Reinvestment Plan statement. We recommend that, when sending share certificates to the Plan Administrator, you do not sign the certificates and you send the certificates by courier service, certified mail or other traceable delivery service. It is also recommended that you insure your package at 3% of the face value of your certificates (minimum $70). This represents an approximation of the cost of an indemnity bond to replace your certificates should they be lost or stolen. (To calculate the face value, multiply the number of shares represented by the certificate by the previous day’s closing price, then multiply by .03.)

You may contribute book-entry direct registration shares by writing to or calling the Plan Administrator to move your book-entry direct registration shares into your Plan account.

Withdrawal of Shares and Termination of Participation in the Plan

19.	How can you withdraw shares and terminate participation in the Plan?

At any time you may withdraw a portion of the whole shares of Common Stock credited to your account, or terminate your participation in the Plan by withdrawing all of your Plan shares. Complete and return the form on the back of your Dividend Reinvestment Plan statement or provide detailed instructions by telephone or in writing to the Plan Administrator as described in Question 3. Whole shares of Common Stock so withdrawn will be issued to you electronically as direct registration shares without charge, unless you have requested sale of the shares by the Plan Administrator as described in Question 21.

You should note that for any requests to withdraw shares received near a record date for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

If you withdraw all of your whole Plan shares and any fractional interest, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account. For a partial withdrawal of Plan shares, your dividend reinvestment option will remain the same.

Your participation in the Plan may also be terminated if you discontinue dividend reinvestment under the Plan as to all of your shares. PNC will have the right to terminate participation in the Plan if dividend reinvestment is not authorized on at least one share of PNC stock.

PNC reserves the right to terminate the participation of any participant in the Plan for any reason and at any time.

20.	What happens to any fractional interest when you terminate participation in the Plan?

Any fractional interest withdrawn will be sold by the Plan Administrator at the then current market value of the Common Stock and a check will be issued for the proceeds, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.10 per share sold. Direct registration shares will not be issued for a fractional interest. At its discretion, PNC may close any Plan account that contains less than one share of Common Stock, liquidate the fractional interest and issue a check for the proceeds, less applicable fees.

Sale or Transfer of Shares

21.	How do you sell shares held in the Plan?

If you wish to sell all or a portion of the book-entry shares in your Plan account, you have two options: (i) you can sell the shares directly through the Plan; or (ii) you can request the withdrawal of those shares in accordance with the procedures outlined in Question 19 and arrange to sell the shares through your broker. To sell shares held in certificate form, you must first deposit the certificates in accordance with the procedures in Question 18, and then request a sale.

When selling shares directly through the Plan, you have two choices when requesting a sale:

Market Order.  A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at www.computershare.com/pnc . Market order sales are also available by calling the Plan Administrator at 1-800-982-7652 and placing the sale order through the telephone IVR (interactive voice response) or speaking to a service representative. Market order sale requests received through Computershare Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker less applicable fees. Current fees which are subject to change are a service charge of $25 and processing fees of $0.10 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

Batch Order.  A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch order sales are also available online through Computershare Investor Centre accessible from the link on our website at www.pnc.com/shareholderservices under Dividend Reinvestment and Stock Purchase Plan or at www.computershare.com/pnc, or by calling the Plan Administrator at 1-800-982-7652 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.10 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing.

Included with the proceeds, you will receive an advice from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other plan records received, you should retain these sale documents for your tax records. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.

Participants who are PNC restricted employees, designated unit employees, directors or their immediate family members are, under PNC Insider Trading rules, subject to certain restrictions on the timing of sales of Common Stock (See Question 28). In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with you own legal advisers regarding the applicability of such laws to any sale of your shares.

Summary of Certain Federal Income Tax Consequences

22.	What are the federal income tax consequences of participation in the Plan?

The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends (calculated under the Plan as the dollar amount of the reinvested dividends). To the extent distributions made by PNC to its shareholders are treated as made from PNC’s earnings and profits, the distributions will be dividends taxable as ordinary income except to the extent that we designate any portion of such dividend as a “capital gain” dividend or as “qualified dividend income” pursuant to federal income tax rules. Qualified dividend income is taxable at the long-term capital gain rates for individuals. Based on PNC’s historical practice of making dividend distributions from earnings and profits, participating shareholders can expect that the full amount of any distribution under the Plan will be a dividend taxable as ordinary income if paid after December 31, 2008 and as a qualified dividend if paid before January 1, 2009. Accordingly, Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the Investment Date multiplied by the number of shares purchased (including any fractional share). The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the Investment Date (calculated under the Plan as the purchase price for such shares). The holding period for such shares will commence on the day after the Investment Date.

The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash purchases under the Plan did not result in income to participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price increased by fees paid by the shareholder to acquire the shares. The holding period for such shares will commence on the day after the Investment Date.

In the case of any shareholder for whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose income is subject to federal income tax withholding, PNC will reinvest dividends net of the amount of tax required to be withheld.

Dividends reinvested under the Plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant’s tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant’s holding period.

The foregoing summary of certain federal income tax consequences is general and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. You should consult with your own tax advisers regarding the federal, state and local tax consequences in your particular circumstances.

Other Information

23.	What happens if PNC issues a stock dividend, declares a stock split or has a rights offering with respect to Common Stock?

Any shares resulting from a stock dividend or stock split with respect to Common Stock (whole shares and any fractional interest) in your Plan account will be credited to your account. The basis for any rights offering will include the shares of Common Stock and any fractional interest credited to your Plan account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

24.	How will the shares of Common Stock credited to your Plan account be voted at a shareholders meeting?

If on the record date for a shareholders meeting there are shares of Common Stock credited to your account under the Plan, you will be sent proxy materials for that meeting. You will be entitled to vote all shares of Common Stock (including fractional interests) credited to your Plan account. You may vote by proxy or in person at any such meeting.

25.	What are the responsibilities and duties of the Plan Administrator?

The Plan Administrator receives the Participants’ dividend payments and voluntary cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant’s account, and advises Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

All notices from the Plan Administrator will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan Administrator’s duty of giving notice to you. Therefore, you must promptly notify the Plan Administrator of any change of address. You may elect to receive your Plan statement and other information via electronic delivery by signing up for electronic shareholder communications eDelivery through Computershare Investor Centre at www.computershare.com/pnc.

Statements are available through Computershare Investor Centre at www.computershare.com/pnc at no charge. The Plan Administrator charges a fee for providing copies of previous years’ statements. The current fee which is subject to change is $10.00 with a maximum cost of $50.00.

In administering the Plan, the Plan Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of written notice of such death, or with respect to the prices or times at which shares are purchased or sold for you. The Plan Administrator shall have no duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

All transactions in connection with the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

26.	May the Plan be modified or discontinued?

PNC reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. PNC will endeavor to notify Participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, termination or modification. In addition, PNC may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations will be final and binding.

27.	May a Participant pledge shares held in the Participant’s account under the Plan?

No. If you wish to pledge shares in your Plan account, you must first withdraw the shares from the Plan in accordance with the procedures outlined in Question 19.

28.	Are there any special restrictions on the sale or transfer of shares of Common Stock purchased under the Plan?

Participants who are PNC restricted employees, designated unit employees, directors or their immediate family members are subject to PNC Insider Trading rules, which, among other things, impose certain restrictions on the timing of sales of Common Stock. For example, sales of Common Stock are prohibited during the period beginning 15 days before the end of a calendar quarter until the second business day after PNC releases its earnings results for that quarter. Sales or gifts of Common Stock by directors and certain employees designated as restricted employees or designated unit employees or their immediate family members are also subject to preclearance requirements. Participants who are directors or restricted employees or designated unit employees are strongly urged to review the applicable provisions of the PNC Code of Ethics for complete details.

Participants who are considered “affiliates” of PNC, which include PNC directors and certain senior executive officers, may only sell their shares of Common Stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, Participants may not sell shares of Common Stock if they are aware of material nonpublic information concerning PNC or its securities.

29.	Does participation in the Plan entail any risks?

Yes. Participation in the Plan involves the purchase of shares of Common Stock. In purchasing stock, Participants take a certain risk with their money. Stock prices may fall or rise depending on financial and other developments at PNC, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices. PNC cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price. In other words, there is a risk that if a Participant sells the shares of Common Stock, he or she will receive less than what was paid for the shares.

The audited financial statements of National City Corporation included in Exhibit 99.2 of PNC’s Current Report on Form 8-K dated December 2, 2008 incorporated in this Prospectus by reference have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

USE OF PROCEEDS

The net proceeds from the sale of the Common Stock offered pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to PNC’s bank and nonbank subsidiaries, financings of possible future acquisitions, repayment of outstanding indebtedness, and, depending on a number of factors including, among others, the receipt of regulatory approvals if then required, repurchases of issued and outstanding shares of Common Stock or preferred stock under authorized programs of PNC. The amounts and timing of the application of proceeds will depend upon the future growth and financing requirements of PNC and its subsidiaries and the availability of other funds. Pending ultimate application, the net proceeds may be used to make short-term investments or reduce borrowed funds. In view of anticipated funding requirements, PNC may from time to time engage in additional financings of a nature and in amounts that have yet to be determined.

LEGAL MATTERS

A legal opinion to the effect that the shares of Common Stock offered hereby, upon their issuance or sale in accordance with the terms of the Plan, shall be validly issued, fully paid and nonassessable, will be rendered for us by George P. Long, III, Esq., Corporate Secretary of PNC, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222. Mr. Long beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock.

EXPERTS

The consolidated financial statements of PNC and its subsidiaries as of December 31, 2007 and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PNC and its subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and December 31, 2005 of PNC incorporated in this Prospectus by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the restatement of the consolidated statements of cash flows, PNC’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and PNC’s use of the equity method of accounting to recognize its investment in BlackRock, Inc.) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of National City Corporation and its subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting of National City Corporation as of December 31, 2007 appearing in the Current Report on Form 8-K dated December 2, 2008 filed by PNC have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

2,510,927 Shares

Common Stock

($5 par value)

PROSPECTUS

December 19, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following expenses will be incurred by The PNC Financial Services Group, Inc. in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee	$3,346
Legal Fees and Expenses	20,000	*
Printing	15,210	*
Accounting Fees	70,000	*
Miscellaneous	2,000	*

Total	$110,556

*	Estimated.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PA BCL”), we have the power to indemnify our directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PA BCL, PNC has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PA BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

ITEM 16.	EXHIBITS

The exhibits listed on the Exhibit Index beginning on the page immediately following the signature pages to this Statement are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) (a) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and Commonwealth of Pennsylvania, on the 19th day of December, 2008.

THE PNC FINANCIAL SERVICES
GROUP, INC.

By:	/s/ James E. Rohr James E. Rohr Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated on December 19, 2008:

Signature	Title

/s/ James E. Rohr James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard J. Johnson Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)

/s/ Samuel R. Patterson Samuel R. Patterson	Controller (Principal Accounting Officer)

* Richard O. Berndt	Director

* Charles E. Bunch	Director

* Paul W. Chellgren	Director

* Robert N. Clay	Director

* Kay Coles James	Director

* George A. Davidson, Jr.	Director

* James B. Kelson	Director

* Bruce C. Lindsay	Director

* Anthony A. Massaro	Director

Signature	Title

*	Director
Jane G. Pepper

*	Director
Donald J. Shepard

*	Director
Lorene K. Steffes

*	Director
Dennis F. Strigl

*	Director
Stephen G. Thieke

*	Director
Thomas J. Usher

*	Director
George H. Walls, Jr.

*	Director
Helge H. Wehmeier

*By:	/s/ George P. Long, III /s/ George P. Long, III Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Name of Document	Method of Filing
4.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc.	Incorporated herein by reference to Exhibit 3.4 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-09718)
4.2	Amended and Restated Bylaws of The PNC Financial Services Group, Inc.	Incorporated herein by reference to Exhibit 3.5 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 001-09718)
4.3	Dividend Reinvestment and Stock Purchase Plan.	Set forth in full in the Prospectus, to which reference is hereby made.
4.4	Dividend Reinvestment and Stock Purchase Plan Enrollment Form.	Filed herewith.
5.1	Opinion of George P. Long III, Esquire, as to the legality of the securities being registered	Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith.
23.2	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith.
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of National City Corporation	Filed herewith.
23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.	Filed herewith.
23.5	Consent of George P. Long, III, Esquire	Incorporated as part of Exhibit 5.1.
24	Power of Attorney of certain directors of The PNC Financial Services Group, Inc.	Filed herewith.